For further information contact:

Ernie Mrozek (CFO) 901.766.1268

Steve Bono (COM) 630.663.2150

Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE

October 11, 2006

SERVICEMASTER REDUCES FULL YEAR EARNINGS PER SHARE GUIDANCE

DOWNERS GROVE, Illinois, October 11, 2006 – The ServiceMaster Company (NYSE: SVM) today announced that, based on preliminary results, its third quarter and full year performance will fall short of management estimates. The Company now believes its earnings per share from continuing operations for the full year will be in the range of $.59 to $.61. Excluding the impact of restructuring charges, which include severance and other costs associated with Project Accelerate, earnings per share for the full year are estimated to be in the range of $.61 to $.63, consistent with or slightly improved over the $.61 of comparable earnings per share reported in 2005.

For the third quarter, earnings per share from continuing operations are expected to be in the range of $.20 to $.21, versus $.23 reported last year. Restructuring charges were not significant during the third quarter in either year.

“The summer of 2006 was one of the warmest on record for the country as a whole and in many of our key operating regions. This, along with other unrelated factors, impacted several of our business units, causing the change from our prior estimates,” said J. Patrick Spainhour, Chairman and Chief Executive Officer. “At American Home Shield, as a result of heat and inflationary pressures, we experienced much higher than expected claim costs. At TruGreen ChemLawn, weather-related factors caused a significant increase in service calls, while sales of supplemental and full program services fell short of expectations. At Terminix, the substantial, industry-wide decline in termite lead flow that began during the weak termite swarm season earlier in the year, continued in the third quarter. This was mitigated somewhat by continued solid improvements in our lead to sales conversion rate.”

“There were also several positive developments in the quarter that should help us return to stronger performance,” continued Spainhour. “At AHS, we launched our new business partnership with Realogy, the world’s largest real estate brokerage firm. Customer retention, a priority across the company, improved in every one of our business units. Project Accelerate, our initiative to enhance the efficiency and effectiveness of our support functions, is on track. In addition, we successfully divested American Residential Services and American Mechanical Services, which will improve the performance profile of our Company. We also acquired Safeguard Pest Control as part of our strategy to reallocate capital into higher growth opportunities and create new opportunities for our current lines of business.”

“Although we experienced a significant change to our estimates, the issues we identified are certainly being addressed in our planning process, and overall we remain confident in our long term prospects to grow the business and create value for our shareholders. The core strengths of the Company remain intact, including leading brands, large and growing markets, and recurring service revenues and excellent cash flows,” concluded Spainhour.

Conference Call Details

The Company will review its revised earnings guidance in a call at 10:00 a.m. CST on October 11, 2006 with Chairman and CEO J. Patrick Spainhour and President and CFO Ernie Mrozek. Interested parties may listen to the call at (888) 793-1753. The call will be broadcast live and can be accessed at the ServiceMaster website, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21306255).

The Company will provide additional information regarding its final third quarter results in its third quarter earnings press release and regularly scheduled investor conference call on November 1, 2006.

Company Overview

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses. The Company’s brands include TruGreen ChemLawn, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

Business Segments

The Company is comprised of five business segments: The TruGreen ChemLawn segment provides lawn, tree and shrub care services. The TruGreen LandCare segment provides commercial landscaping services. The Terminix segment includes termite and pest control services. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations and Headquarters segment includes the Company’s franchised operations, (including ServiceMaster Clean, Merry Maids, Furniture Medic), its Company-owned operations, including InStar, a commercial disaster restoration business, the Company’s international operations and its headquarter locations.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): the successful transition of a new Chairman and CEO; weather conditions that affect the demand for the Company's services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time, expenses and cash flows associated with integrating, selling, or winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.